Exhibit 99.1

ActivIdentity Reports Fourth Quarter and Fiscal 2008 Financial Results

Fiscal Fourth Quarter Revenue Increases 14% to $15.6 million over Prior-Year Quarter

Fremont, CA,  November 20, 2008 – ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced preliminary and unaudited financial results for the fourth quarter and fiscal year ended September 30, 2008.

Revenue for the quarter ended September 30, 2008 was $15.6 million, compared to $13.8 million for the quarter ended September 30, 2007.  Revenue for the year ended September 30, 2008 was $59.0 million, compared to $59.6 million for the prior year.

Net loss for the quarter ended September 30, 2008 was $23.9 million or $(0.52) per basic and diluted share, compared to a net loss of $1.7 million, or $(0.04) per basic and diluted share for the three months ended September 30, 2007.  Net loss for the year ended September 30, 2008 was $77.3 million or $(1.69) per basic and diluted share, compared to a net loss of $9.3 million or $(0.20) per share for the prior year.

Non-GAAP net loss for the quarter ended September 30, 2008 was $4.4 million or $(0.10) per basic and diluted share compared to a loss of $0.4 million or $(0.01) for the fourth quarter of fiscal 2007.  Non-GAAP net loss for the full year ended September 30, 2008 was $10.3 million or $(0.23) per basic and diluted share compared to a loss of $3.7 million or $(0.08) per basic and diluted share in the year-ago period.  Quarterly non-GAAP net loss excluded $0.7 million of stock-based compensation expense, $0.6 million of amortization expense, $0.8 million of severance expenses related to our global cost reduction program and an estimated impairment charge of $17.4 million for auction rate securities.  Please refer to the GAAP to non-GAAP reconciliation table for further detail.  Certain financial results are subject to the application of accounting estimates, especially with regards to fair value accounting.  Management has used what it believes to be appropriate valuation techniques to assess the fair value of impaired investments and the fair value of undelivered elements in multi-element software arrangements.

Fiscal Fourth Quarter and Fiscal Year Financial Highlights

•                  Fourth quarter revenues were higher on both a sequential and year-over-year basis due to new large customers in banking both in Europe and North America and large enterprise deals, which drove both software and hardware revenue streams.

•                  Although 2008 revenues were flat compared with 2007, the Company finished the 2008 fiscal year with momentum, reflecting the new “ID360” business strategy which will focus on targeting 3 key markets: Employer-to-Employee, Business-to-Customer, and Government-to-Citizen.

•                  EBITDA, adjusted for non-recurring and non-cash items such as stock-based compensation expense, depreciation, severance, amortization of intangibles and asset impairments, was a loss of $2.0 million, representing an improvement over losses in the previous two quarters of $3.9 million and $2.7 million, respectively.

•                  In the fiscal fourth quarter, ActivIdentity continued to rationalize its business model by aligning expenses with revenues, and reduced total headcount to 260 people, down from 283 at the end of the third quarter.

•                  As of September 30, 2008, cash and short-term investments were $79.8 million.

“Revenue growth in the fiscal fourth quarter reflects our new go-to-market strategy aimed at focusing our sales efforts on the Employer-to-Employee, Business-to-Customer, and Government-to-Citizen space, which we believe collectively represents a multi-billion dollar market,” said Grant Evans, Chairman and Chief Executive Officer of ActivIdentity.  “We have already shown significant progress executing on this strategy with the signing of a major contract with the State of Queensland in Australia for the issuance of smartcard driver’s licenses to millions of Queensland citizens.  This contract proves the viability of our new strategy, the worldwide acceptance of identity assurance solutions and, specifically, the significant market opportunity in the government space.”

Conference Call Details

ActivIdentity will host its Fourth Quarter and Fiscal Year 2008 conference call on Thursday November 20, 2008 at 4:30 PM Eastern Standard Time / 1:30 PM Pacific Standard Time.

To access the conference call within the U.S. or Canada, please dial (877) 292-2820 and enter conference ID 72348549.  To access the conference call outside the U.S. or Canada please dial (706) 679-4390 and enter conference ID 72348549.

The conference call web cast will be available on the investor relations section of the Company’s website at www.actividentity.com.  A replay of the web cast will be available approximately two hours after the conclusion of the call at www.actividentity.com through December 4, 2008.

About ActivIdentity

ActivIdentity Corporation has provided identity assurance and credential management solutions to enterprise, government, and financial services organizations worldwide for more than a decade. Trusted identity is the core of the ActivIdentity platform, enabling secure credential management.

ActivIdentity customers experience multiple benefits including increased digital and physical security, protection against on-line fraud, enhanced business process efficiencies, secure access to digital assets, and a pathway to regulatory compliance.

Headquartered in Fremont, CA (USA), ActivIdentity develops products in the United States, Australia, and France, and has sales and technical service centers in more than ten countries. Millions of users worldwide rely on ActivIdentity identity assurance and credential management system to address growing internal and external identity risks. For more information, visit www.actividentity.com.

# # #

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

Safe Harbor Statement

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to changes to our management team, the use of estimates and assumptions in our financial reporting, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements and final results may vary from our preliminary reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations:

Jacques Kerrest, CFO/COO

ActivIdentity Corporation

510-574-1792

ActivIdentity Corporation

Condensed Consolidated Unaudited Balance Sheets

(in thousands)

	September 30, 2008	September 30, 2007 (1)

ASSETS

Current assets:
Cash and cash equivalents	$70,173	$30,639
Short-term investments	9,656	91,084
Accounts receivable, net of allowance for doubtful accounts	11,792	14,566
Inventories, net	1,760	2,146
Prepaid and other current assets	1,696	2,077
Total current assets	95,077	140,512
Long-term investments	11,752	—
Property and equipment, net	2,877	4,267
Other intangible assets, net	4,150	6,695
Other long-term assets	863	1,104
Goodwill	—	35,874
Total assets	$114,719	$188,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,652	$2,116
Accrued compensation and related benefits	5,935	6,942
Current portion of accrual for restructuring liability	616	733
Accrued and other current liabilities	3,702	3,484
Current portion of deferred revenue	11,024	11,710
Total current liabilities	22,929	24,985
Deferred revenue, net of current portion	1,125	1,391
Accrual for restructuring liability, net of current portion	962	1,574
Long-term deferred rent	430	705
Other long-term liabilities	479	—
Total liabilities	25,925	28,655
Minority interest	304	354

Stockholders’ equity:
Common stock	46	46
Additional paid-in capital	426,141	423,242
Accumulated deficit	(323,934)	(246,501)
Accumulated other comprehensive loss	(13,763)	(17,344)
Total stockholders’ equity	88,490	159,443
Total liabilities and stockholders’ equity	$114,719	$188,452

(1) Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Unaudited Statement of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

Revenue:
Software	$5,628	$4,422	$19,589	$19,363
Hardware	3,989	3,116	15,078	16,894
Service	6,031	6,232	24,342	23,296
Total revenue	15,648	13,770	59,009	59,553

Cost of revenue:
Software	133	258	963	1,303
Hardware	2,732	1,500	9,551	9,036
Service	2,746	1,976	10,779	7,267
Amortization of acquired developed technology and patents	593	618	2,380	2,949
Total cost of revenue	6,204	4,352	23,673	20,555

Gross profit	9,444	9,418	35,336	38,998

Operating expenses:
Sales and marketing	6,054	6,229	25,602	25,282
Research and development	4,775	5,022	18,867	19,935
General and administration	3,113	2,340	11,380	12,124
Restructuring expense (recovery)	—	—	(70)	—
Amortization of acquired intangible assets	41	42	165	186
Impairment of goodwill	—	—	35,874	—
Total operating expenses	13,983	13,633	91,818	57,527

Operating income (loss)	(4,539)	(4,215)	(56,482)	(18,529)
Other income (expense):
Interest income, net	886	1,714	4,659	6,208
Other income (expense), net	(20,213)	1,009	(25,190)	3,440
Total other income (expense), net	(19,327)	2,723	(20,531)	9,648

Loss before income tax and minority interest	(23,866)	(1,492)	(77,013)	(8,881)
Income tax benefit (provision)	(96)	(274)	(375)	(429)
Minority interest	19	20	50	12
Net loss	$(23,943)	$(1,746)	$(77,338)	$(9,298)
Basic and diluted net loss per share	$(0.52)	$(0.04)	$(1.69)	$(0.20)
Shares used to compute basic and diluted net loss per share	45,786	45,728	45,770	45,694

ActivIdentity Corporation

Condensed Consolidated Unaudited Statement of Cash Flows

(In thousands)

	Twelve Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(77,338)	$(9,298)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed assets	1,566	1,576
Amortization of acquired developed technology and patents	2,380	2,949
Non-realized foreign exchange loss (gain)	1,741	(3,610)
Amortization of acquired intangible assets	165	186
Stock-based compensation expense	2,874	2,518
Loss on disposal of property and equipment	24	25
Currency translation loss on liquidation of investment in foreign entity	1,946	—
Goodwill impairment charge	35,874	—
Investment impairment charge	21,209	—
Minority interest in ActivIdentity Europe S.A.	(50)	(12)
Changes in:
Accounts receivable	2,643	4,254
Inventories	402	(313)
Prepaid and other assets	872	924
Accounts payable	(444)	(135)
Accrued compensation and related benefits	(838)	4
Accrual for restructuring liability	(729)	(710)
Accrued and other liabilities	446	(1,896)
Deferred revenue	(872)	(2,065)
Net cash provided by (used in) operating activities	(8,129)	(5,603)
Cash flows from investing activities:
Purchases of property and equipment	(307)	(2,099)
Purchases of short-term investments	(37,245)	(156,721)
Proceeds from sales and maturities of short-term investments	85,165	182,795
Other long-term assets	136	(83)
Net cash provided by investing activities	47,749	23,892
Cash flows from financing activities:
Proceeds from exercise of options, rights and warrants	25	191
Net cash provided by financing activities	25	191
Effect of exchange rate changes	(111)	682
Net increase in cash and cash equivalents	39,534	19,162
Cash and cash equivalents, beginning of period	30,639	11,477
Cash and cash equivalents, end of period	$70,173	$30,639

Supplemental Financial Measures – Adjusted EBITDA

In this press release and our related earnings conference call, we intend to provide investors with a better understanding of operating results and underlying trends to assess our performance and liquidity.  We evaluate our operating performance based on several measures, including the non-GAAP financial measure of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and other income/expense).  We believe EBITDA is a useful supplemental financial measure for investors because it facilitates investors’ ability to evaluate the operational strength of the company’s business. EBITDA, however, is not calculated in accordance with GAAP and should not be considered a substitute for net income as an indicator of operating performance. A reconciliation of EBITDA to operating income from continuing operations is presented below.

ActivIdentity Corporation

Unaudited Reconciliation from GAAP Results to Adjusted EBITDA
(In thousands)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Operating income (loss)	(4,539)	(4,215)	(56,482)	(18,529)
Add back depreciation expense	341	376	1,566	1,533
Add back amortization expense	634	660	2,545	3,135
Add back impairment of goodwill	—	—	35,874	—
Add back stock compensation expense	746	719	2,874	2,518
Add back restructuring expense (recovery)	—	—	(70)	—
Add back severance expense	818	211	2,825	297
Adjusted EBITDA	(2,000)	(2,249)	(10,868)	(11,046)

Supplemental Financial Measures – Non-GAAP Results

This press release contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP costs of revenue, operating expenses, other expenses, net loss and net loss per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time, and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude goodwill and investment impairments as well as costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

ActivIdentity Corporation

Unaudited Reconciliation from GAAP Results to Non-GAAP
(In thousands)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Reported net income (loss) (GAAP basis)	(23,943)	(1,746)	(77,338)	(9,298)
Add back amortization expense	634	660	2,545	3,135
Add back impairment of goodwill	—	—	35,874	—
Add back stock compensation expense	746	719	2,874	2,518
Add back restructuring expense (recovery)	—	—	(70)	—
Add back severance expense	818	211	2,825	297
Add back investment impairment charge	17,396	—	21,209	—
Add back loss on liquidation of investment in a foreign entity	—	—	1,946	—
Tax effect of non-GAAP adjustments	(79)	(291)	(183)	(369)
Non-GAAP net income (loss)	(4,428)	(447)	(10,318)	(3,717)

Net income (loss) per share reconciliation	(0.52)	(0.04)	(1.69)	(0.20)
Add back amortization expense	0.01	0.01	0.06	0.07
Add back impairment of goodwill	—	—	0.78	—
Add back stock compensation expense	0.02	0.02	0.06	0.06
Add back restructuring expense (recovery)	—	—	(0.00)	—
Add back severance expense	0.02	0.00	0.06	0.01
Add back investment impairment charge	0.38	—	0.46	—
Add back loss on liquidation of investment in a foreign entity	—	—	0.04	—
Tax effect of non-GAAP adjustments	(0.00)	(0.01)	(0.00)	(0.01)
Non-GAAP net income (loss) per share - basic and diluted	(0.10)	(0.01)	(0.23)	(0.08)

Weighted average shares - basic	45,786	45,728	45,770	45,694

Discussion of Specific Items Excluded from Non-GAAP Financial Measures

We exclude the below items in our non-GAAP financial measures because we believe they are not closely related to the ongoing operating performance of our business and management and are generally excluded from our budget and planning process. In addition, we believe our non-GAAP financial measures are helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. Except for costs and expenses related to restructuring and severance, these items are non-cash and do not affect cash flows.

1)              Amortization of acquired intangible assets – In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and investors should consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

2)              Impairment of goodwill – During fiscal 2008, upon completion of an evaluation analysis, we wrote-off the remaining balance of Goodwill.  Because the goodwill impairment resulted from a decline in the market value of our stock price rather than as a result of any current period operational activity, we include this non-GAAP financial adjustment to provide investors a more comparative report of financial performance for the period. However, as with amortization of intangible charges, we recognize that impairment costs provide a helpful measure of the financial impact and performance of prior acquisitions and investors should consider our non-GAAP financial measures in conjunction with our GAAP financial results that include impairment costs.

3)              Stock based compensation – We exclude stock based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock based compensation expense in comparing our financial performance with that of other companies.

4)              Restructuring and severance – We exclude restructuring and severance in our non-GAAP financial measures because these costs are unrelated to our ongoing operations. We believe excluding restructuring and severance expenses helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring and severance will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.

5)              Impairment of investments – During fiscal 2008, due to conditions existing in the financial markets, we recorded other-than-temporary impairments of Auction Rate Securities holding. In order to provide investors with financial information that facilitates comparison of both historical and future results, we have provided non-GAAP financial measures which exclude the impact of the impairment of ARS investments. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (i) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (ii) compare past and future reports of financial results of the Company excluding the impact of uncertainty in the credit markets.

6)              Loss on liquidation of investment in foreign entity – During fiscal 2008, in accordance with GAAP, we reclassified the cumulative translation adjustment attributable to our liquidated Australian entity from Other Comprehensive Income (Loss) to other expense on our income statement.  The accumulated loss related to the historic translation of the foreign entity’s Australian dollar local books in our consolidation process.  We exclude this loss on liquidation from our non-GAAP financial measures as the liquidation was (i) a non-recurring transaction with no operational impact on current period earnings, and (ii) the accumulated loss related to the fluctuation of foreign exchange rates over the past several years.